TRANSITION AGREEMENT FOR SERVICES BY AXA NETWORK, LLC AND ITS
    SUBSIDIARIES TO THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                  Agreement made as of the 1st day of January, 2000 between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York stock life insurance company ("Equitable Life"); AXA NETWORK, LLC, a Delaware limited liability company; and AXA Network, LLC's direct or indirect subsidiaries (AXA Network, LLC and such subsidiaries hereinafter referred to as "AXA Network").

                  WHEREAS, both Equitable Life and AXA Network are indirect wholly-owned subsidiaries of AXA Financial, Inc.;

                  WHEREAS, pending the conversion of Equitable Life's agency structure from a branch office to a general agency system and the completion of licensing of AXA Network as a general agency in a particular jurisdiction and subject to applicable law, Equitable Life desires to utilize AXA Network personnel, property and services in carrying on and developing its business and supporting its agents, and AXA Network is willing to furnish the same on the terms and conditions hereinafter set forth; and

                  WHEREAS, AXA Network desires to be reimbursed for its costs and expenses incurred in rendering such services to Equitable Life;

                  NOW, THEREFORE, the parties do hereby agree as follows:

     1. AXA Network may provide to Equitable Life various personnel, property and services in order to assist Equitable Life in carrying on and developing its business and supporting its agents. The services to be furnished may include, without limitation, support for solicitation and servicing of insurance products, management, human resources, administrative, marketing, communications, technology, and data processing. AXA Network services shall not include any services provided to Equitable Life by AXA Network pursuant to separate agreements.

     2. Equitable Life shall pay the actual costs (direct and indirect) and expenses incurred by AXA Network in furnishing personnel, property and services pursuant to this Agreement. In determining the basis for the apportionment of costs and expenses, specific identification or estimates based on time, company assets, square footage or any other mutually agreeable method providing for a fair and reasonable allocation of costs and expenses may be used provided such method is in conformity with generally accepted accounting principles and with the requirements of Section 1505(a) of the New York Insurance Law and New York Insurance Department Regulation No. 33. The charge to Equitable Life for such apportioned expenses shall be at cost as described in this Section 2.

     3. Within 45 days after the end of each calendar quarter, and more often if desired, AXA Network shall submit to Equitable Life a statement of apportioned expenses showing the basis for the apportionment of each item. Settlement, which shall be on a cost basis, shall be made 45 days thereafter. The statement of apportioned expenses shall set forth in reasonable detail the nature of the costs and expenses being apportioned and other relevant information to support the charges.


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     4. Each of Equitable Life and AXA Network shall have the right to conduct an audit of the other's books, records and accounts, giving reasonable notice of its intent to conduct such an audit. In the event of such an audit, each shall give to the other reasonable cooperation and access to all books, records and accounts necessary to the audit.

     5. Each of Equitable Life and AXA Network shall be and remain sole owner of its records, including but not limited to business and corporate records, regardless of the use or possession by either of the other's records. Equitable Life and AXA Network shall each individually maintain separate books, accounts and records in respect to personnel, property and services provided under this Agreement and shall cooperate and use reasonable efforts to prepare and/or obtain in a timely fashion any and all books, accounts, records or other documentation as may be necessary or desirable in connection with this Agreement and/or the personnel, property or services provided hereunder.

     6. The books, accounts and records of Equitable Life and AXA Network as to all transactions between them under this Agreement shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges under this Agreement.

     7. Should an irreconcilable difference of opinion between Equitable Life and AXA Network arise as to the interpretation of any matter respecting this Agreement, it is hereby mutually agreed that such differences shall be submitted to arbitration as the sole remedy available to the parties. Such arbitration shall be in accordance with the rules of the American Arbitration Association, the arbitrators shall have extensive experience in the insurance industry, and the arbitration shall take place in New York, New York.

     8. The term of this Agreement shall commence as of the effective date of this Agreement and continue until terminated by either Equitable Life or AXA Network on not less than 60 days prior written notice to the other or by an agreement in writing signed by all parties specifying the effective date of termination.

     9. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

     10. No assignment of this Agreement shall be made by either Equitable Life or AXA Network without the prior written consent of the other.


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     11. Subject to Section 10 above,  this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

                      THE EQUITABLE LIFE ASSURANCE
                      SOCIETY OF THE UNITED STATES

                      By:  /s/ Stanley B. Tulin
                         -----------------------------------------------
                            Name:    Stanley B. Tulin
                            Title:   Vice Chairman and Chief Financial Officer

                      AXA NETWORK, LLC
                      AXA NETWORK OF ALABAMA, LLC
                      AXA NETWORK OF CONNECTICUT, MAINE AND NEW YORK, LLC AXA NETWORK INSURANCE AGENCY OF
                           MASSACHUSETTS, LLC
                      EQUISOURCE OF NEVADA, INC. (to be renamed
                           AXA Network Of Nevada, Inc.)
                      EQUISOURCE OF PUERTO RICO, INC. (to be renamed
                           AXA Network Of Puerto Rico, Inc.)
                      EQUISOURCE OF NEW YORK, INC. as agent for
                           EQUISOURCE INSURANCE AGENCY OF
                           TEXAS, INC. (to be renamed AXA Network
                           Insurance Agency of Texas, Inc.)

                      By:   /s/      Debra A. Brogan
                         -----------------------------------------------
                            Name:    Debra A. Brogan
                            Title:   President